UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2019 (May 31, 2019)

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value	CLGX	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

First Amendment to the Second Amended and Restated Credit Agreement
On May 31, 2019, CoreLogic, Inc. (the “Company”), CoreLogic Australia Pty Limited (the “Australian Borrower” and, together with the Company, the “Borrowers”), and the subsidiary guarantors party thereto entered into a First Amendment to the Second Amended and Restated Credit Agreement (the “First Amendment”) among the Company, the Australian Borrower, the lenders party thereto (the “Lenders”), the other parties thereto and Bank of America, N.A. (the “Administrative Agent”), which amended the Second Amended and Restated Credit Agreement, dated as of August 10, 2017 (the “Existing Credit Agreement”). The Existing Credit Agreement as amended by the First Amendment is referred to herein as the “Credit Agreement”. The First Amendment modified the Existing Credit Agreement to, among other things, increase the outstanding aggregate principal amount of the $1.4 billion five-year term A1 loan facility by $175.0 million to the aggregate principal amount of $1.575 billion (as amended, the “Term A1 Facility”), and increase the $700.0 million five-year revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) by $50.0 million to the aggregate principal amount of $750.0 million (as amended, the “Revolving Facility”). The First Amendment did not modify the outstanding aggregate principal amount of the $175.0 million five-year term A2 loan facility (the “Term A2 Facility” and together with the Term A1 Facility, the “Term Facility” and, together with the Revolving Facility, the “Facilities”). The Credit Agreement also provides for the ability to increase the Term Facility and/or Revolving Facility by up to $300.0 million in the aggregate plus certain additional amounts, subject to certain conditions.

Loans under the Credit Agreement will continue to bear interest, at the election of the Company, at (i) the Alternate Base Rate (defined as the greatest of (a) Bank of America's “prime rate”, (b) the Federal Funds effective rate plus 1/2% and (c) the reserve adjusted London interbank offering rate for a one month Eurocurrency borrowing plus 1%) plus the Applicable Rate (as defined in the Credit Agreement) or (ii) the reserved adjusted London interbank offering rate for Eurocurrency borrowings, adjusted for statutory reserves (the “Adjusted Eurocurrency Rate”) plus the Applicable Rate. The initial Applicable Rate for Alternate Base Rate borrowings is 0.75% and for Adjusted Eurocurrency Rate borrowings is 1.75%. After September 30, 2019, the Applicable Rate will vary depending upon the Company's leverage ratio. The minimum Applicable Rate for Alternate Base Rate borrowings will be 0.25% and the maximum will be 1.00%. The minimum Applicable Rate for Adjusted Eurocurrency Rate borrowings will be 1.25% and the maximum will be 2.00%. The Credit Agreement also requires the Company to pay a commitment fee for the unused portion of the Revolving Facility, which will be a minimum of 0.20% and a maximum of 0.35%, depending on the Company's leverage ratio.

The Credit Agreement provides that loans under the Term Facility shall be repaid in equal quarterly installments, commencing on the last day of the next full fiscal quarter and continuing on each three-month anniversary thereafter. The loans under the Term A1 Facility shall be repaid in an amount equal to $19.6 million for each quarterly payment. The loans under the Term A2 Facility shall be repaid in an amount equal to $2.1 million for each quarterly payment. The First Amendment extended the maturity date of the Term Facility and the commitment termination date for the Revolving Facility from August 10, 2022 to May 31, 2024, on which date the outstanding balance of the term loans and any revolving loans will be due. The Term Facility is also subject to prepayment from (i) the Net Cash Proceeds (as defined in the Credit Agreement) of certain debt incurred or issued by the Borrowers and the Guarantors and (ii) the Net Cash Proceeds received by the Borrowers or the Guarantors from certain asset sales and recovery events, subject to certain reinvestment rights.

The Credit Agreement contains the following financial maintenance covenants: (i) a maximum total leverage ratio as of the last date of any fiscal quarter not to exceed 4.50:1.00; provided that such total leverage ratio shall step down to (x) 4.25:1.00 starting with the fiscal quarter ending on September 30, 2020, (y) 4.00:1.00 starting with the fiscal quarter ending on September 30, 2021 and (z) 3.75:1.00 starting with the fiscal quarter ending on September 30, 2022; and provided further that if the Company completes a Qualified Acquisition (as defined in the Credit Agreement), the total leverage ratio will step up by 0.25 for each fiscal quarter commencing in the fiscal quarter in which such Qualified Acquisition occurs and the total leverage ratio will step down by an additional 0.25 starting with the fiscal quarter ending September 30, 2023; and (ii) a minimum interest coverage ratio for the four-fiscal quarter period ending on the last day of any fiscal quarter of at least 3.00:1.00.

The obligations under the Credit Agreement are senior secured obligations of the Company and certain of the Company's existing and future direct and indirect subsidiaries (the “Guarantors”), secured by a lien over substantially all of the personal property assets of the Company and the Guarantors and mortgages or deeds of trust over real property of the Company and the Guarantors with a fair market value of $15.0 million or more (collectively, the “Collateral”) and rank effectively senior in right of payment to any unsecured indebtedness of the Company and the Guarantors to the extent of the value of the Collateral.

The Credit Agreement also contains restrictive covenants that limit, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness or issue certain preferred equity, pay dividends or make other distributions or other restricted payments, make certain investments, create restrictions on distributions from subsidiaries, enter into sale leaseback transactions, amend the terms of certain other indebtedness, create liens on certain assets to secure debt, sell certain assets, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. The Credit Agreement also contains customary events of default, including upon the failure to make timely payments under the Facilities or other material indebtedness, the failure to satisfy certain covenants, the occurrence of a change of control and specified events of bankruptcy and insolvency.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The parties to the Credit Agreement described above and certain of their respective affiliates may have performed investment banking, commercial lending and advisory services for the Company from time to time for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their business.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
First Amendment to Second Amended and Restated Credit Agreement, dated as of May 31, 2019, among CoreLogic, Inc., CoreLogic Australia Pty Limited, the lenders party thereto, the other parties thereto and Bank of America, N.A. as administrative agent and collateral agent3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC. (Registrant)

Date: May 31, 2019	By:	/s/ James L. Balas
James L. Balas (Principal Financial Officer)